Exhibit 99.1

FOR IMMEDIATE RELEASE

November 14, 2006

CenterState Banks of Florida, Inc. Announces

Merger with Valrico Bancorp. Inc.

WINTER HAVEN, FL. – November 14, 2006 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) has entered into a definitive agreement to purchase Valrico Bancorp, Inc. (“VBI”) for a combination of cash and stock. Each VBI shareholder of record will have an option to elect payment in stock, cash or a combination of stock and cash, but in no event will more than 1,333,741 CSFL common shares (70%) nor less than 1,238,475 CSFL common shares (65%) be issued in the aggregate, pursuant to the terms and restrictions set forth in the definitive agreement. VBI shareholders electing CSFL stock consideration will be entitled to receive 5.25 shares of CSFL common stock for each share of VBI common stock exchanged. VBI shareholders electing cash consideration will be entitled to receive $105.06 for each share of VBI common stock exchanged.

VBI reported 362,923 total shares of common stock outstanding. VBI further reported total options outstanding for 4,703 common shares, which will be exchanged for a cash payment of $79.06 per share ($105.06 per share less the exercise price of $26.00 per share), or $371,819.18 in the aggregate. Using CSFL’s closing price of $21.46 per share on November 13, 2006, as reported by NASDAQ, the purchase price equates to approximately $40.4 million, which equates to a multiple of 2.61 of VBI’s September 30, 2006 book value, as reported by VBI.

VBI is a one bank holding company operating through its subsidiary, Valrico State Bank (the “Bank”). The Bank opened for business in 1989 and operates through four branch locations in Hillsborough County, Florida. At September 30, 2006, VBI reported total consolidated assets of $152 million, total loans of $120 million, and total deposits of $125 million. VBI also reported total consolidated shareholders’ equity of $15.5 million as of September 30, 2006. VBI’s consolidated net income for 2005 and 2004, was $2 million and $1.6 million, respectively. VBI reported consolidated net income of $2.4 million (unaudited) for the nine month period ending September 30, 2006.

CSFL intends to operate the Bank as a separate wholly owned subsidiary, similar to CSFL’s other subsidiary banks. The transaction is expected to close early in the second quarter of 2007. Management expects the transaction to be neutral to earnings during the first year and accretive to earnings in the second year.

Ernest S. Pinner, Chairman, CEO and President of CSFL stated “I am very excited about the merger. I believe VBI to be an excellent fit and expect the addition of this strategic partnership to enhance CSFL’s overall franchise value. Jerry Ball, CEO and President of Valrico, will be the CEO and President of the new subsidiary Bank, which is expected to retain the name Valrico State Bank. Mr. Ball and his team are expected to be a valuable addition to our group. Our organizational cultures are similar and geographically, our footprint will now stretch from Orlando on the east to Tampa on the west, touching the perimeters of both of those markets.”

Mr. Ball stated that he and his staff are equally excited to partner-up with CSFL. He stated that the support of a larger organization and the sharing of resources will allow their Bank to grow faster and more efficiently.

The proposed transaction will be submitted to shareholders of VBI for their consideration. This press release may be deemed to be offering materials of CSFL in connection with its proposed acquisition of VBI, on the terms and subject to the conditions in the Agreement and Plan of Merger dated November 14, 2006, by and between Valrico Bancorp, Inc. and CenterState Banks of Florida, Inc.

Shareholders of VBI and other investors are encouraged to read the Proxy Statement/Prospectus that will be included in the Registration Statement on Form S-4, which CSFL will file with the Securities and Exchange Commission in connection with the proposed merger, because it will contain important information about CSFL, VBI, the merger, the solicitation of proxies in the merger and related matters.

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release, which are not historical facts, are forward-looking statements. Such statements include the parties’ expected closing date of this transaction, which is subject to certain conditions, including regulatory approvals, which may take longer than expected. The statements regarding the parties’ expectations for the proposed transaction’s impact on CSFL’s future earnings and earnings per share are also forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: the ability to obtain governmental approvals of the merger on the proposed terms and schedule; the failure of VBI’s shareholders to approve the merger; revenues following the proposed transaction are lower than expected; competitive pressure among depository institutions increases significantly; changes in the interest rate environment reduce interest margins; general economic conditions are less favorable than expected; expected cost savings from the proposed transaction cannot be fully realized or realized within the expected time frame; costs or difficulties related to the integration of VBI are greater than expected; or legislation or regulatory changes adversely affect the business in which the combined company would be engaged. CSFL and VBI undertake no obligation to update these statements following the date of this press release. In addition, CSFL and VBI, through their senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of such senior management based upon current information and involve a number of risks and uncertainties. Additional factors which could affect the accuracy of such forward-looking statements are identified in the 2005 Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q of CSFL filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site www.sec.gov. The forward-looking statements contained in this press release or in other public statements of CSFL and VBI or their senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

Hovde Financial acted as exclusive financial advisor to CSFL and initiated the conversations with VBI and their financial advisors, Austin Associates, which resulted in this transaction.

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with thirty locations in eight counties throughout Central Florida. The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be obtained from James Stevens, at Keefe, Bruyette & Woods (800-221-3246), Chris Cerniglia, at Ryan Beck & Co (800-793-7226), Michael Acampora, at Raymond James (800-363-9652), or Eric Lawless, at FIG Partners, LLC (866-344-2657). For additional information contact Ernest S. Pinner, CEO, or James J. Antal, CFO, at 863-293-2600.